Exhibit 10.1

Execution Version

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated February 1, 2019, confirms the following understandings and agreements between National Vision Holdings, Inc. (the “Company”) and Jeff McAllister (hereinafter referred to as “you” or “your”).
In consideration of the promises set forth herein, you and the Company agree as follows:
1.Transition of Role.

(a)Effective January 10, 2019 (the “Transition Date”), you acknowledge the effectiveness of your transition from your position as Chief Operating Officer of the Company to your new position as Special Advisor to the Board, which you will serve through December 31, 2020, or such earlier date that you resign your employment for any reason, or are terminated by the Company for “Cause” (the “Transition Period”).

(b)During the Transition Period, you will continue to be employed by the Company and you will report directly to the Board, providing assistance to the Board, including with respect to the transition of the role of Chief Operating Officer, together with such other duties and responsibilities as may reasonably be assigned to you by the Board. Effective as of the date of this Agreement, you hereby resign (i) from all board and officer positions at the Company Group, other than as Special Advisor to the Board pursuant to the terms of this Agreement and (ii) as a member of any board on which you serve on behalf of the Company (including, but not limited to, with respect to Ditto Technologies, Inc.). You acknowledge and agree that, during the Transition Period, you will have no right, power or authority to assume or create any obligation or responsibility, express or implied, on behalf of any member of the Company Group, or to bind any member of the Company Group in any way, or to enter into contracts, on behalf of any member of the Company Group.

2.Compensation and Benefit During the Transition Period. During the Transition Period, you will be provided the following compensation and benefits:

(a)Your base salary with respect to calendar year 2019 will be $591,000 and your base salary with respect to calendar year 2020 will be $606,000. Your other compensation and benefits will remain the same as in effect immediately prior to the Transition Date, including (i) your target annual bonus opportunity of 60% of your annual base salary and (ii) your participation in the Company’s retirement and welfare benefit plans. Notwithstanding the foregoing, if your annual bonus for calendar year 2019 or 2020, as calculated under the applicable Company bonus plan, would result in a bonus that is less than target annual bonus, subject to your continued employment with the Company in good standing at the time of payment of such bonus, you will instead receive the target bonus amount.

(b)You will continue to vest in the Options (as defined in the Option Agreement) granted to you pursuant to your Stock Option Agreement, dated August 14, 2017

(the “Option Agreement”) in the ordinary course; provided, that (i) subject to you remaining continuously employed through December 31, 2020 (except as otherwise provided below), with respect to the 28,985 time-based vesting Options scheduled to vest on August 14, 2021, such Options will instead vest on December 31, 2021, (ii) with respect to the 43,478 performance-based vesting Options that were scheduled to vest based on actual performance through December 31, 2018, such performance-based vesting Options will vest as of December 31, 2018, based on actual performance; and (iii) with respect to the two tranches of 43,478 Options - the first scheduled to vest on December 31, 2019 and the second scheduled to vest on December 31, 2020 - such Options will vest on the aforementioned dates regardless of performance so long as you are employed by the Company on the vesting date. For the sake of clarification, you must be employed by the Company on December 31, 2019 to receive the full vesting of the first tranche, and you must be employed by the Company on December 31, 2020 to receive the full vesting of the second tranche (except as otherwise provided in subparagraph (e), below, should you be terminated for “Cause”). In the event that your employment is terminated by you during the Transition Period for any reason prior to December 31, 2020, your Options will continue to vest as if no such termination of employment had taken place (subject only to your continued compliance with the Restrictive Covenant Agreement, as defined below). For further clarification, attached hereto as Exhibit B is a schedule of the aforementioned Options and vesting dates.

(c)If, during the Transition Period, you choose to relocate your principal residence, the Company will provide you with a customary relocation package in accordance with Company policy unless such relocation relates to your acceptance of employment or service with another person or entity, in which case the Company will have no obligation to provide you with any relocation benefits under this Agreement.

(d)The Company will provide you with outplacement services, at a firm of your choice, with payment in respect of such services not to exceed $20,000 in the aggregate.

(e) Notwithstanding anything contained in this Agreement to the contrary, in the event that the Transition Period ends prior to December 31, 2020 as a result of your resignation of employment (other than while “Cause” exists), subject to your continued compliance with the Restrictive Covenant Agreement (as defined below), you will be entitled to: (A) continued payment of your base salary and annual bonus (as described above) with respect to calendar years 2019 and 2020 (as if no such termination of employment occurred); (B) full vesting of the two tranches of Options described in subparagraph (b), above, without regard to performance as a vesting criteria and vesting of the time-based Options referred to in Exhibit B per the schedule set forth therein; and (C) health benefits, provided by the Company, through December 31, 2020 or such earlier time that you become eligible to receive health benefits as a result of subsequent employment or service (it being understood that as a condition thereof, the Company may require you to elect COBRA coverage, in which case the Company will pay or reimburse you or the Company’s COBRA administrator for the cost of such continuation coverage during such applicable period).

3.Transition Language; Reference Letter. You and the Company will mutually agree upon language to be communicated regarding the transition of your role as Chief Operating Officer and, following the Separation Date (other than as a result of a termination of your employment by the Company for “Cause”), you and the Company shall reference such language upon request for any comment or information regarding your role with the Company. In addition, upon request following the Separation Date (or at such earlier time as may be agreed upon between you and the Company), the Company will provide you with a reference letter.

4.Restrictive Covenant Agreement; Executive Severance Plan.

(a)In connection with the execution of this Agreement you agree to execute the Confidentiality, Non-Interference, and Invention Assignment Agreement set forth on Exhibit A (the “Restrictive Covenant Agreement”). You and the Company agree that the restrictive covenants set forth in the Restrictive Covenant Agreement are incorporated as if fully set out herein, and you hereby acknowledge such restrictive covenants as a condition to entering into this Agreement and to the receipt of the compensation and benefits hereunder.

(b)You acknowledge and agree that you will no longer participate in the Company’s Executive Severance Plan and will not be entitled to receive any payments or benefits thereunder.

5.Indemnification; D&O Coverage. The Company and its successors and/or assigns, will indemnify, defend, and hold you harmless to the fullest extent permitted by the terms of the Company’s charter as in effect as of the date of this Agreement with respect to any claims that may be asserted in any civil lawsuit or in any regulatory proceeding or enforcement action brought by a government agency or government official arising out of any action taken or not taken by you in your capacity as an officer, director, or Special Advisor to the Board or as a fiduciary of any Company benefit plan. In addition, you shall be covered as an insured with respect to your activities as an officer, director, and Special Advisor to the Board under the terms of the Company’s directors’ and officers’ liability policy. The Company’s indemnification and insurance obligations hereunder shall remain in effect following the end of your employment relationship with the Company for any reason.

6.Affirmative Covenants.

(a)You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers or employees in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated entering into this Agreement or your transition in role. The Company agrees to instruct its executive officers not to make any disparaging or defamatory comments regarding you in any respect and further agrees that any failure to instruct its executive officers not to make any such disparaging or defamatory comments shall constitute a material breach of this Transition Agreement. In the event it can be proven by a preponderance of the evidence that any executive officer or director of the Company or any other member of the Company Group has made any false of disparaging comment to any person concerning your role as Chief Operating Officer of the Company or the reasons for your transition to your role as “Special Advisor,” you will no longer be bound by the non-disparagement obligations set forth in this sub-paragraph. Your and the Company’s obligations under this paragraph shall not apply to disclosures required by applicable law, regulation or order of a court or Governmental Entity (as defined below).

(b)Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and nothing herein shall preclude your right to receive an award from a Governmental Entity for information provided under any whistleblower program. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You hereby confirm that you understand and acknowledge that an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s General Counsel or another officer designated by the Company.

(c)You agree that, upon the end of your employment relationship with the Company, you will promptly return to the Company all property belonging to the Company Group, including, but not limited to, all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company Group, and any other equipment or property belonging to any member of the Company Group in your possession, including, to the extent applicable, laptop, smart phone, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, data storage devices and/or voicemail code.

7.Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Board” shall mean the board of directors of the Company.

(b)“Cause” shall mean (i) conviction of, or plea of guilty or no contest to, any felony involving moral turpitude, (ii) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company Group or (iii) your breach of the Restrictive Covenant Agreement (as defined below).

(c)“Company Group” shall mean the Company or any of its direct or indirect subsidiaries.

(d)“Governmental Entity” shall mean any U.S. federal, state or local governmental or law enforcement branch, agency or entity.

8.Legal Fees. The Company shall pay your reasonable documented legal fees incurred in connection with the negotiation, execution and delivery of this Agreement.

9.Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns. You hereby represent that you have not assigned any claims which you may have against any member of the Company Group or their respective current or former directors, officers or employees.

10.Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of any member of the Company Group or their respective current or former directors, officers or employees.

11.No Additional Payments. The payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your employment relationship with the Company and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement.

12.Entire Agreement. This Agreement, the Restrictive Covenant Agreement and the Option Agreement constitute the entire understanding and agreement of you and the Company regarding the matters set forth herein, including, but not limited to, your employment relationship with the Company.

13.Taxes. The Company may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

14.Governing Law; Waiver of Jury Trial. This Agreement is governed by and is to be construed under the laws of the state of Delaware. Each party to this agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this agreement.

15.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NATIONAL VISION HOLDINGS, INC.

/s/ Patrick R. Moore______________

By:	Patrick R. Moore

Title:	Senior Vice President and Chief Financial Officer

[Signature page to Transition Agreement]

/s/ Jeff McAllister________________________
Jeff McAllister

[Signature page to Transition Agreement]

Execution Version

Exhibit A

Restrictive Covenant Agreement

[See attached]

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT
As a condition to entering into my Transition Agreement with National Vision Holdings, Inc., and in consideration of my continued employment with National Vision Holdings, Inc. or a subsidiary (the “Company”) and my receipt of the compensation now and hereafter paid to me under the Transition Agreement and/or by the Company, I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”):
1.    Confidential Information.
(a)    Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries (hereinafter referred to as “members,” which together with the Company, are referred to hereinafter as the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and at all times thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”); provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.
(b)    Former Employer Information. I represent that my performance of all of the terms of this Non‑Interference Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.
(c)    Permitted Disclosure. Nothing in this Non-Interference Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. I understand that I do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. I further understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.
2.    Developments.
(a)    Developments Retained and Licensed. To the extent applicable, I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), that belong solely to me or belong to me jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group or its designee shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process. If no Schedule A has been attached hereto, I represent that I have no Prior Developments.
(b)    Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group, (ii) result from or relate to any work performed for any member of the Company Group, or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.
(c)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.
(d)    Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
3.    Returning Company Group Documents.
I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the premises of, and owned by, the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.
4.    Disclosure of Agreement.
As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.
5.    Restrictions on Interfering.
(a)    Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Restricted Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.
(b)    Non-Interference. During the Employment Period and the Post-Termination Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.
(c)    Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (c) shall not apply (i) (A) to disclosures required by applicable law, regulation, or order of a court or governmental agency or (B) to disclosures or communications described in Section 1(c) of this Non-Interference Agreement or otherwise protected from restriction under applicable law or (ii) in the event it can be proven by a preponderance of the evidence that any executive officer or director of the Company or any other member of the Company Group has made any false or disparaging comment to any person concerning my role as Chief Operating Officer of the Company or the reasons for my transition to my role as “Special Advisor”.
(d)    Definitions. For purposes of this agreement:
“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6)-month period, in each case, with whom I transacted business or whose identity became known to me in connection with my relationship with, or employment by, the Company.
“Competitive Activities” shall mean any business activities for, or on behalf of, the following companies: (i) Visionworks, (ii) Stanton Optical and (iii) Eyemart.
“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6)-month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the eighteen (18)‑month anniversary of such date of termination.
6.    Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.
7.    Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
8.    Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to any member of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits provided under the Plan) or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in paragraph 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.
9.    Cooperation.
I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any Governmental Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
10.    General Provisions.
(a)    Governing Law; Waiver of Jury Trial. The validity, interpretation, construction, and performance of this Non-Interference Agreement shall be governed by the laws of the United States of America and the State of Delaware, without giving effect to the principles of conflict of laws. BY EXECUTION OF THIS NON-INTERFERENCE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.
(b)    Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.
(c)    Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.
(d)    Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

I, _______________________, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:
(Signature)

[Signature Page to Confidentiality, Non-Interference, and Invention Assignment Agreement]

SCHEDULE A
LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

_____    Additional Sheets Attached
Signature of Executive: ________________________
Name of Executive: Jeff McAllister
Date: ________________________

Exhibit B

Options

Equity Award Vesting Schedule

		Fiscal Year End December 31,
	2017	2018	2019	2020
Time-Based Options	28,985	28,985	28,985	28,985
Time-Based Options Vesting Date	8/14/2018	8/14/2019	8/14/2020	12/14/2021
Performance Options (1)	43,478	21,739	43,478	43,478
Performance Option Vesting Date	12/30/2017	12/31/2018	12/31/2019	12/31/2020
(1) Performance Option vesting for FY18 is estimated at 50% based on latest Company estimates.